Exhibit 1.01

ENPHASE ENERGY, INC.

CONFLICT MINERALS REPORT

FOR THE YEAR JANUARY 1, 2014 THROUGH DECEMBER 31, 2014

1.	INTRODUCTION

This report for the year January 1, 2014 through December 31, 2014 (the Reporting Period) is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the Rule). The Rule was adopted by the Securities and Exchange Commission (SEC) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. Conflict minerals are defined as tin, tantalum, tungsten, and gold (3TG or Conflict Minerals) for the purposes of this assessment. These requirements apply to registrants whatever the geographic origin of the Conflict Minerals and whether or not they fund armed conflict.

If a registrant can establish that the Conflict Minerals originated from sources other than the Democratic Republic of the Congo or an adjoining country (the Covered Countries), or from recycled and scrap sources, it must submit a Form SD that describes the Reasonable Country of Origin Inquiry (the RCOI) completed.

If a registrant has reason to believe that any of the Conflict Minerals in its supply chain may have originated in the Covered Countries, or if it is unable to determine the country of origin of those Conflict Minerals, then the registrant must perform due diligence on the Conflict Minerals’ source and chain of custody. The registrant must annually submit a Conflict Minerals Report (CMR) to the SEC that includes a description of those due diligence measures.

2.	COMPANY OVERVIEW

This report has been prepared by management of Enphase Energy, Inc. (herein referred to as Enphase Energy, the Company, we, us, or our). The information includes the activities of all majority-owned subsidiaries.

Enphase Energy delivers microinverter technology for the solar industry that increases energy production, simplifies design and installation, improves system uptime and reliability, reduces fire safety risk and provides a platform for intelligent energy management. We were founded in March 2006 and have grown rapidly to become the market leader in the microinverter category. Since our first commercial shipment in mid-2008, we have sold nearly 8 million microinverters as of March 31, 2015. Our sales efforts are focused in the United States, Canada, France, the United Kingdom, Italy, the Benelux Region, Australia and New Zealand. We sell our microinverter systems primarily to distributors who resell them to solar installers. We also sell directly to large installers, through original equipment manufacturers and strategic partners. We have approximately 570 employees located in the United States, Europe, Australia and New Zealand. Our principal executive offices are located at 1420 N. McDowell Blvd., Petaluma, CA 94954.

3.	PRODUCTS OVERVIEW

Enphase Energy designs, develops, and sells microinverter systems for the solar photovoltaic industry. The Company’s microinverter system consists of: (i) an Enphase microinverter and related accessories that convert direct current (DC) power to grid-compliant alternating current (AC) power; (ii) an Envoy communications gateway device that collects and transmits performance information from each solar module to the Company’s hosted data center; and (iii) the Enlighten web-based software platform that collects and processes this information to enable customers to monitor and manage their solar power systems.

Based upon Enphase Energy’s internal assessment, the Enphase microinverter products, certain related microinverter accessories and the Enphase Envoy contain Conflict Minerals that are necessary to the functionality or production of those products. Accordingly, for the purposes of this assessment, only Enphase Energy’s microinverter products, certain related microinverter accessories and the Enphase Envoy (the Covered Products) were considered.

4.	REASONABLE COUNTRY OF ORIGIN INQUIRY

Enphase Energy relies upon its suppliers to provide information on the origin of 3TG contained in components and materials supplied to it, including sources of 3TG that are supplied to them from sub-tier suppliers. Our suppliers are expected to provide the 3TG sourcing information to us per our Conflict Minerals Policy and Supplier Code of Conduct.

We performed a comprehensive analysis of our product components and the role that suppliers play throughout our manufacturing and product delivery processes. We defined the scope of our Conflict Minerals RCOI by identifying and reaching out to suppliers that provided components or engaged in manufacturing activities that are likely to contain 3TG during the Reporting Period. During the process of our review, we identified 98 suppliers who were within the scope of RCOI.

We, through our outside agent Flextronics International Ltd. who is assisting us in our RCOI and due diligence efforts, conducted a survey of our active suppliers and sub-suppliers using the template developed jointly by the companies of Electronic Industry Citizenship Coalition® (EICC®) and The Global e-Sustainability Initiative (GeSI), known as the Conflict Free Sourcing Initiative (CFSI) Reporting Template (the Template). The Template was developed to facilitate disclosure and communication of information regarding smelters that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters the company and its suppliers use. In addition, the Template contains questions about the origin of Conflict Minerals included in their products, as well as supplier due diligence. Written instructions and recorded training illustrating the use of the tool is available on CFSI’s website. The Template is widely adopted by many companies in their due diligence processes related to Conflict Minerals.

We continued to seek supply chain responses through April 14, 2015, and were able to determine the country of origin of most of the Conflict Minerals in our supply chain. We received 91 responses from the 98 suppliers surveyed. The responses were reviewed against criteria developed to determine which suppliers required further engagement.

Due to the breadth, complexity and constant evolution of Enphase Energy’s products and supply chain, it will take time for all of the remaining suppliers to verify the origin of all of the Conflict Minerals. In addition, the information provided by suppliers may be inaccurate, incomplete or subject to other irregularities. Moreover, because of the Company’s relative location within the supply chain in relation to the actual extraction and transport of Conflict Minerals, its ability to verify the accuracy of information reported by suppliers is limited. By using our supply chain due diligence processes, driving accountability within the supply chain by leveraging the CFSI’s Conflict-Free Smelter Program (CFSP), and continuing our outreach efforts, we hope to further develop transparency into our supply chain.

5.	CONFLICT MINERALS STATUS ANALYSIS AND CONFLICT STATUS CONCLUSION

Enphase Energy has been unable to reasonably determine whether all of the 3TG used in our Covered Products either originated in the Covered Countries or came from recycled or scrap sources, or whether

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Enphase Energy, Inc. 2014 Conflict Minerals Report

they were used directly or indirectly to finance or benefit armed groups in the Covered Countries. There has, however, been significant improvement in the number of suppliers in our supply chain sourcing from smelters that are CFSI’s certified Conflict Free Smelters (CFS) and considered to be conflict free between this Reporting Period and the 2013 Reporting Period.

6.	DUE DILIGENCE PROCESS

6.1	Design of Due Diligence

Enphase Energy’s due diligence processes have been designed in conformity with, in all material respects, the 2nd edition of The Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related supplements for gold, tin, tantalum and tungsten (OECD Guidance), consistent with our position as a downstream company. Our Conflict Minerals due diligence process includes: the development of a Conflict Minerals Policy, establishment of governance structures with cross-functional team members and senior executives, communication to, and engagement of, suppliers, due diligence compliance process and measurement on the supplier source and chain of custody, record-keeping and escalation procedures. We periodically report to the Audit Committee and the Board of Directors with respect to our due diligence process and compliance obligations.

a.	Management Systems – Conflict Minerals Policy

Enphase Energy’s Conflict Minerals Policy is as follows:

There has been increased awareness regarding the human rights violations in the mining of certain minerals from an area known as the “Conflict Region”: the Democratic Republic of the Congo (“DRC”) and the surrounding countries. Through the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), publically traded companies have been chartered to practice reasonable due diligence with their supply chain to determine if tin, tantalum, tungsten and gold (“Conflict Minerals”) used in their products are being sourced from mines controlled by non-government or unlawful military groups within the Conflict Region. Enphase Energy, Inc. (“Enphase”) is committed to taking all steps to comply with the legislation and is committed to sourcing components and materials from companies that share our values around human rights, ethics and environmental responsibility.

Tracing materials back to their mine of origin is a complex endeavor but an important aspect of responsible sourcing. Enphase Energy looks to industry guidelines to help establish its programs such as the Organization for Economic Co-operation and Development’s (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas, the joint Electronic Industry Citizen Coalition and the Global e-Sustainability Initiative, which is taking action to address responsible sourcing through the development of the Conflict-Free Smelter program aiming to enable companies to source conflict-free minerals. Given the complexity of Enphase’s and its suppliers’ respective supply chains, it will take time for many suppliers and sub-suppliers to verify the origin of conflict minerals. We intend to use our supply chain due diligence process to drive accountability within the supply chain to further our goal of conflict-free sourcing.

We are in the process of developing and implementing a strategy to support the objectives of the U.S. regulations on the supply of Conflict Minerals. Our commitment includes:

•	Developing policies and processes toward preventing the use of Conflict Minerals or derivative metals necessary to the functionality or production of our product(s) that finance or benefit armed groups in the Conflict Region.

•	Not knowingly procuring specified minerals that originate from facilities in the Conflict Region that are not certified as conflict free.

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•	Expecting our suppliers to: (i) provide Enphase with Conflict Mineral content and country of origin information on the products it supplies to Enphase; (ii) cooperate with Enphase (or an independent third party auditor) in any review of its supply chain and procurement process, Conflict Mineral audits, and due diligence on its suppliers as required for Enphase’s annual SEC disclosure in compliance with the Dodd-Frank Act; and (iii) collaborate with Enphase in developing a chain of custody for these Conflict Minerals in the supply chain and identifying and sourcing conflict-free sources for the minerals used in Enphase products.

•	Expecting suppliers whose products contain conflict minerals to establish policies, due diligence frameworks, and management systems consistent with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict- Affected and High Risk-Areas that are designed to accomplish this goal, and requiring their suppliers to do the same.

Enphase believes in establishing and maintaining long-term relationships with suppliers whenever possible. However, if we determine that any supplier is, or a reasonable risk exists that it may be, violating this Policy, then we will require the supplier to commit to devise and undertake suitable corrective action to move to a conflict free source. If suitable action is not taken, we will look for alternative sources for the product. Enphase’s efforts are not to ban procurement of minerals from the Conflict Region, but to assure procurement from responsible sources in the region. If we determine that any of the components of our products contain minerals from a mine or facility that is “non-conflict free,” we will work towards transitioning to products that are “conflict free.”

This policy is publicly available on our website at www.Enphase.com/company.

b.	Internal Team

Enphase Energy has established a management system for complying with the applicable rules. Our management system includes a task force led by our Associate General Counsel and Compliance Officer and our Vice President of Supply Chain Management, with oversight by our Chief Financial Officer, Vice President of Manufacturing and Operations and our Audit Committee. They are supported by a team of subject matter experts from relevant functions such as, purchasing, quality assurance, manufacturing and environmental health and safety. The Associate General Counsel and Compliance Officer and our Vice President of Supply Chain Management are responsible for implementing our Conflict Minerals compliance strategy. Senior management and our Audit Committee is briefed about the results of our due diligence efforts on a regular basis.

c.	Supply Chain Controls

As we do not typically have a direct relationship with 3TG smelters and refiners, we utilize industry-wide initiatives such as the EICC-GeSI and CFSI to disclose upstream actors in the supply chain.

Controls include, but are not limited to, our Code of Conduct, which outlines expected behaviors for all Enphase employees and our Supplier Code of Conduct, which outlines expected behaviors for all Enphase Energy suppliers.

d.	Supplier Engagement

Enphase Energy has reached out, and will continue to reach out, to suppliers and sub-suppliers who have yet to participate in CFSP’s audit program or have been audited, but are not yet completely certified conflict free. We encourage these suppliers to participate in CFSP’s audit program and move towards a conflict free designation as soon as possible. We will endeavor to continually improve our supply chain due diligence by seeking from our material suppliers annual acknowledgments of our Supplier Code of Conduct and other corporate policies, and, to the extent practicable, incorporating Conflict Minerals language in supplier agreements, as they arise.

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Enphase Energy, Inc. 2014 Conflict Minerals Report

e.	Grievance Mechanism

Enphase Energy has established a Conflict Minerals Policy and a Supplier Code of Conduct in addition to multiple longstanding grievance mechanisms whereby employees and suppliers can report violations of our policies.

f.	Records Maintenance

Enphase Energy has established our due diligence compliance process and set forth a documentation and record maintenance mechanism to ensure the retention of relevant documentation in a secured electronic database.

6.2	Identification and Assessment of Risk in the Supply Chain

Because of the complexity of our products, and the depth, breadth, and constant evolution of our supply chain, it is difficult to identify sources upstream from our direct suppliers. Accordingly, we stay abreast of a number of industry-wide initiatives as described above. Some of the largest suppliers are also SEC registrants and subject to the Rule. We compare the CFSP validated smelter list against those smelters identified by our suppliers and, as described in our Conflict Minerals Policy, we intend to engage any of our suppliers that we have reason to believe are supplying us with 3TG from sources that may support conflict in the Covered Countries to request that they establish an alternative source of 3TG that does not support such conflict, as provided in the OECD guidance.

6.3	Design and Implementation of a Strategy to Respond to Risks

As we move towards further developing our due diligence program, we intend to further enhance supplier communication, training and escalation processes to improve due diligence data accuracy and completion and continue to influence additional smelters to be designated as “conflict-free” through an independent third-party audit program such as the CFSP through our supply chain, where possible. To the extent we are able to determine in the future that we are sourcing from non-conflict free smelters, we plan to move toward using conflict free smelters within a reasonable time frame.

6.4	Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Enphase Energy does not have a direct relationship with 3TG smelters and refiners, nor do we perform direct audits of these entities that provide 3TG to our supply chain. However, we do rely upon the industry initiatives (for example, the CFSI), as well as industry efforts to influence smelters and refiners to be certified through independent third-party audit programs, such as the CFSP.

7.	DUE DILIGENCE RESULTS

7.1	Survey Response

We received 91 completed Templates from the 98 suppliers surveyed (a 92.86% completion rate). Of the 91 suppliers that provided complete responses to our survey, 53 (54% of total suppliers included in the RCOI scope) confirmed that the Conflict Minerals they sourced did not originate in the Covered Countries. Of the remaining 38 suppliers who indicated that Conflict Minerals originated from the Covered Countries, 16 (16.33%) of them reported that all (100%) of their Conflict Minerals were sourced solely from smelters and refiners that are certified conflict free. 22 suppliers (22.45%) reported that they are still in the process of completing due diligence or that the origin of the smelters and refiners is unknown.

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Supplier Response	2014	2013
Supplier Template Completion Rate	92.86% (91 of 98)	70.63% (89 of 126)

Status of Suppliers	2014
Conflict Minerals Not Originating in Covered Countries or Certified Conflict Free	70.41% (69 of 98)
Still Completing Due Diligence/Origins Unknown	22.45% (22 of 98)
Invalid Information Provided	7.14% (7 of 98)

Of the 38 suppliers who required due diligence, 9 provided responses on a product basis that was specifically applicable to components or types of components furnished to Enphase Energy. 29 of the suppliers that responded to our survey provided responses on a company-wide or user defined basis that was not specifically applicable to components or types of components furnished to the Company. That is, they were unable to represent to us that 3TG from the smelters or refiners they identified had actually been included in the components they supplied to us or our direct suppliers.

7.2	Efforts to Determine Country of Origin of Mine or 3TG

Tracing materials back to the mine of origin is a complex aspect of responsible sourcing in our supply chain. By adopting methodology outlined by the CFSI’s joint industry programs and outreach initiatives and requiring that our suppliers conform with standards that meets the OECD guidelines and report to us using the Template, we have determined that seeking information about 3TG smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the mines or location of origin of the 3TG in our supply chain and responses to such inquiries represents the most reasonable known mine of origin information available. Through this industry joint effort, we have made reasonable efforts to make a reasonable determination of the mines or locations of origin of the 3TG in our supply chain.

7.3	Smelters or Refiners Identified

We were unable to ascertain the specific country of origin and/or chain of custody of all necessary Conflict Minerals processed by the facilities that contributed to our Covered Products because, for this Reporting Period, 7 suppliers (7.14% of total suppliers included in the RCOI scope) either did not complete the Template or provided invalid information. 2 of those suppliers provided company statements indicating that, to the best of their knowledge, their products do not contain Conflict Minerals, and 22 suppliers (22.45%) reported that they are still in the process of completing due diligence, or that the origin of the smelters is unknown. From the data we were able to obtain from our suppliers, the countries of origin of the Conflict Minerals processed in facilities in our supply chain are believed to include: Australia, Austria, Belgium, Bolivia, Brazil, Canada, China, Estonia, Germany, Hong Kong, India, Indonesia, Italy, Japan, Kazakhstan, the Republic of Korea, Kyrgyzstan, Malaysia, Mexico, the Netherlands, Peru, Philippines, Poland, Russia, Saudi Arabia, Singapore, South Africa, Spain, Sweden, Switzerland, Taiwan, Thailand, Turkey, the United States, Uzbekistan, and Vietnam.

150 smelters and refiners were identified from the 9 suppliers that provided responses on a product basis. Of those, 145 (96.67%) of the smelters and refiners are identified as CFSI’s known smelters and refiners. Among these 150 smelters and refiners, 111 (74%) are certified conflict free, a significant improvement from the last reporting period.

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Enphase Energy, Inc. 2014 Conflict Minerals Report

Status of Identified Smelters and Refiners Reporting on Product-Basis Only	2014	2013
Certified Conflict Free	74% (111 of 150)	11.07% (31 of 280)

In total, 246 smelters and refiners were identified as potentially in our supply chain. Of those 246 smelter and refiners, 134 (54.47%) are currently certified conflict free, 37 are on the CFSP “Active List” and are currently in the process of becoming compliant, 10 are in communication with CFSP, and 10 are TI-CMC member companies that have agreed to participate in a CFSP validation audit within the next two years. 55 (22.23%) of the smelters and refiners require outreach. Enphase Energy found no reasonable basis for concluding that any of these smelters or refiners sourced Conflict Minerals that finance or benefit armed groups. Set forth in Annex 1 is the list of all known smelters and refiners identified as potentially being in our supply chain.

Status of All Identified Smelters and Refiners	2014
Certified Conflict Free	54.47% (134 of 246)
Currently Participating, In Communication, or Agreed to Participate in Audit Process	23.17% (57 of 246)
Outreach Required	22.35% (55 of 246)

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

Forward-looking statements in this CMR are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. Investors are cautioned that statements in this CMR that are not strictly historical statements, including without limitation, the Company’s intentions and expectations regarding further supplier engagement and risk mitigation efforts and strategy, constitute forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the forward-looking statements. Risks and uncertainties that could cause actual results to differ include, without limitation, risks and uncertainties associated with the progress of industry and other supply chain transparency and smelter or refiner validation programs for Conflict Minerals (including the possibility of inaccurate information, fraud and other irregularities), inadequate supplier education and knowledge, limitations on the ability or willingness of suppliers to provide more accurate, complete and detailed information and limitations on the Company’s ability to verify the accuracy or completeness of any supply chain information provided by suppliers or others.

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Enphase Energy, Inc. 2014 Conflict Minerals Report

ANNEX 1

Mineral	Smelter or Refiner Name	Smelter Country	Comments
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	Compliant
Gold	AngloGold Ashanti Córrego do Sítio Minerção	BRAZIL	Compliant
Gold	Argor-Heraeus SA	SWITZERLAND	Compliant
Gold	Asahi Pretec Corporation	JAPAN	Compliant
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY	Compliant
Gold	Aurubis AG	GERMANY	Compliant
Gold	Boliden AB	SWEDEN	Compliant
Gold	C. Hafner GmbH + Co. KG	GERMANY	Compliant
Gold	CCR Refinery – Glencore Canada Corporation (Xstrata Canada Corporation)	CANADA	Compliant
Gold	Chimet S.p.A.	ITALY	Compliant
Gold	Dowa	JAPAN	Compliant
Gold	Eco-System Recycling Co., Ltd.	JAPAN	Compliant
Gold	Heimerle + Meule GmbH	GERMANY	Compliant
Gold	Heraeus Ltd. Hong Kong	HONG KONG	Compliant
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	Compliant
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	Compliant
Gold	Istanbul Gold Refinery	TURKEY	Compliant
Gold	Japan Mint	JAPAN	Compliant
Gold	Johnson Matthey Inc	UNITED STATES	Compliant
Gold	Johnson Matthey Ltd	CANADA	Compliant
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION	Compliant
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	Compliant
Gold	Kazzinc Ltd	KAZAKHSTAN	Compliant
Gold	Kennecott Utah Copper LLC	UNITED STATES	Compliant
Gold	Kojima Chemicals Co., Ltd	JAPAN	Compliant
Gold	L’ azurde Company For Jewelry	SAUDI ARABIA	Compliant
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	Compliant
Gold	Materion	UNITED STATES	Compliant
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	Compliant
Gold	Metalor Technologies (Hong Kong) Ltd	HONG KONG	Compliant
Gold	Metalor Technologies (Singapore) Pte. Ltd.	SINGAPORE	Compliant
Gold	Metalor Technologies SA	SWITZERLAND	Compliant
Gold	Metalor USA Refining Corporation	UNITED STATES	Compliant
Gold	Met-Mex Peñoles, S.A.	MEXICO	Compliant
Gold	Mitsubishi Materials Corporation	JAPAN	Compliant
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	Compliant
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY	Compliant
Gold	Nihon Material Co. LTD	JAPAN	Compliant

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Gold	Ohio Precious Metals, LLC	UNITED STATES	Compliant
Gold	Ohura Precious Metal Industry Co., Ltd	JAPAN	Compliant
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	RUSSIAN FEDERATION	Compliant
Gold	PAMP SA	SWITZERLAND	Compliant
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	Compliant
Gold	PX Précinox SA	SWITZERLAND	Compliant
Gold	Rand Refinery (Pty) Ltd	SOUTH AFRICA	Compliant
Gold	Royal Canadian Mint	CANADA	Compliant
Gold	Schone Edelmetaal	NETHERLANDS	Compliant
Gold	SEMPSA Joyería Platería SA	SPAIN	Compliant
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CHINA	Compliant
Gold	Solar Applied Materials Technology Corp.	TAIWAN	Compliant
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	Compliant
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	Compliant
Gold	The Refinery of Shandong Gold Mining Co. Ltd	CHINA	Compliant
Gold	Tokuriki Honten Co., Ltd	JAPAN	Compliant
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM	Compliant
Gold	United Precious Metal Refining, Inc.	UNITED STATES	Compliant
Gold	Valcambi SA	SWITZERLAND	Compliant
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA	Compliant
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	Compliant
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA	Compliant
Tantalum	Duoluoshan	CHINA	Compliant
Tantalum	Exotech Inc.	UNITED STATES	Compliant
Tantalum	F&X Electro-Materials Ltd.	CHINA	Compliant
Tantalum	Global Advanced Metals Aizu	JAPAN	Compliant
Tantalum	Global Advanced Metals Boyertown	UNITED STATES	Compliant
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA	Compliant
Tantalum	Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch	CHINA	Compliant
Tantalum	H.C. Starck Co., Ltd.	THAILAND	Compliant
Tantalum	H.C. Starck GmbH Goslar	GERMANY	Compliant
Tantalum	H.C. Starck GmbH Laufenburg	GERMANY	Compliant
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	Compliant
Tantalum	H.C. Starck Inc.	UNITED STATES	Compliant
Tantalum	H.C. Starck Ltd.	JAPAN	Compliant
Tantalum	H.C. Starck Smelting GmbH & Co.KG	GERMANY	Compliant
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	Compliant
Tantalum	Hi-Temp	UNITED STATES	Compliant

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Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	Compliant
Tantalum	KEMET Blue Metals	MEXICO	Compliant
Tantalum	KEMET Blue Powder	UNITED STATES	Compliant
Tantalum	LSM Brasil S.A.	BRAZIL	Compliant
Tantalum	Metallurgical Products India (Pvt.) Ltd.	INDIA	Compliant
Tantalum	Mineração Taboca S.A.	BRAZIL	Compliant
Tantalum	Mitsui Mining & Smelting	JAPAN	Compliant
Tantalum	Molycorp Silmet A.S.	ESTONIA	Compliant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	Compliant
Tantalum	Plansee SE Liezen	AUSTRIA	Compliant
Tantalum	Plansee SE Reutte	AUSTRIA	Compliant
Tantalum	QuantumClean	UNITED STATES	Compliant
Tantalum	RFH Tantalum Smeltry Co., Ltd	CHINA	Compliant
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION	Compliant
Tantalum	Taki Chemicals	JAPAN	Compliant
Tantalum	Telex	UNITED STATES	Compliant
Tantalum	Ulba	KAZAKHSTAN	Compliant
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd	CHINA	Compliant
Tantalum	Zhuzhou Cement Carbide	CHINA	Compliant
Tin	Alpha (Cookson)	UNITED STATES	Compliant
Tin	CV United Smelting	INDONESIA	Compliant
Tin	Dowa	JAPAN	Compliant
Tin	EM Vinto (Empresa Metullurgica Vinto/Empressa Nacionnal de Fundiciones (ENAF))	BOLIVIA	Compliant
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	CHINA	Compliant
Tin	Magnu’s Minerais Metais e Ligas LTDA	BRAZIL	Compliant
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	Compliant
Tin	Melt Metais e Ligas S/A	BRAZIL	Compliant
Tin	Metallo Chimique	BELGIUM	Compliant
Tin	Mineração Taboca S.A.	BRAZIL	Compliant
Tin	Minsur	PERU	Compliant
Tin	Mitsubishi Materials Corporation	JAPAN	Compliant
Tin	OMSA	BOLIVIA	Compliant
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	Compliant
Tin	PT Babel Inti Perkasa	INDONESIA	Compliant
Tin	PT Bangka Putra Karya	INDONESIA	Compliant
Tin	PT Bangka Tin Industry	INDONESIA	Compliant
Tin	PT Bukit Timah	INDONESIA	Compliant
Tin	PT DS Jaya Abadi	INDONESIA	Compliant
Tin	PT Eunindo Usaha Mandiri	INDONESIA	Compliant
Tin	PT REFINED BANGKA TIN	INDONESIA	Compliant
Tin	PT Sariwiguna Binasentosa	INDONESIA	Compliant

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Tin	PT Stanindo Inti Perkasa	INDONESIA	Compliant
Tin	PT Tambang Timah	INDONESIA	Compliant
Tin	PT Timah (Persero), Tbk	INDONESIA	Compliant
Tin	Thaisarco	THAILAND	Compliant
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	Compliant
Tin	Yunnan Tin Company, Ltd.	CHINA	Compliant
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	Compliant
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	Compliant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	Compliant
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES	Compliant
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	Compliant
Tungsten	Japan New Metals Co., Ltd.	JAPAN	Compliant
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	Compliant
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	Compliant
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd	VIET NAM	Compliant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	Compliant
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	Compliant
Gold	Aida Chemical Industries Co. Ltd.	JAPAN	On CFSP Active List
Gold	Asaka Riken Co Ltd	JAPAN	On CFSP Active List
Gold	Cendres + Métaux SA	SWITZERLAND	On CFSP Active List
Gold	Sabin Metal Corp.	UNITED STATES	On CFSP Active List
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	On CFSP Active List
Gold	YAMAMOTO PRECIOUS METAL CO., LTD.	JAPAN	On CFSP Active List
Gold	Yokohama Metal Co Ltd	JAPAN	On CFSP Active List
Tantalum	King-Tan Tantalum Industry Ltd	CHINA	On CFSP Active List
Tin	China Rare Metal Materials Company	CHINA	On CFSP Active List
Tin	China Tin Group Co., Ltd.	CHINA	On CFSP Active List
Tin	Cooper Santa	BRAZIL	On CFSP Active List
Tin	CV JusTindo	INDONESIA	On CFSP Active List
Tin	CV Nurjanah	INDONESIA	On CFSP Active List
Tin	CV Serumpun Sebalai	INDONESIA	On CFSP Active List
Tin	Fenix Metals	POLAND	On CFSP Active List
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	On CFSP Active List
Tin	PT Artha Cipta Langgeng	INDONESIA	On CFSP Active List
Tin	PT Belitung Industri Sejahtera	INDONESIA	On CFSP Active List
Tin	PT BilliTin Makmur Lestari	INDONESIA	On CFSP Active List
Tin	PT Inti Stania Prima	INDONESIA	On CFSP Active List
Tin	PT Karimun Mining	INDONESIA	On CFSP Active List
Tin	PT Mitra Stania Prima	INDONESIA	On CFSP Active List
Tin	PT Panca Mega Persada	INDONESIA	On CFSP Active List

11
Enphase Energy, Inc. 2014 Conflict Minerals Report

Tin	PT Prima Timah Utama	INDONESIA	On CFSP Active List
Tin	PT Sumber Jaya Indah	INDONESIA	On CFSP Active List
Tin	PT Tinindo Inter Nusa	INDONESIA	On CFSP Active List
Tin	Rui Da Hung	TAIWAN	On CFSP Active List
Tin	Soft Metais, Ltda.	BRAZIL	On CFSP Active List
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CHINA	On CFSP Active List
Tungsten	A.L.M.T. Corp.	JAPAN	On CFSP Active List
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	On CFSP Active List
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	On CFSP Active List
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA	On CFSP Active List
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHINA	On CFSP Active List
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	On CFSP Active List
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA	On CFSP Active List
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA	On CFSP Active List
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA	TI-CMC member company
Tungsten	H.C. Starck GmbH	GERMANY	TI-CMC member company
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY	TI-CMC member company
Tungsten	Hunan Chenzhou Mining Group Co., Ltd.	CHINA	TI-CMC member company
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	TI-CMC member company
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	TI-CMC member company
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	TI-CMC member company
Tungsten	Kennametal Fallon	UNITED STATES	TI-CMC member company
Tungsten	Kennametal Huntsville	UNITED STATES	TI-CMC member company
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIET NAM	TI-CMC member company
Gold	Chugai Mining	JAPAN	In Communication
Gold	Do Sung Corporation	KOREA, REPUBLIC OF	In Communication
Gold	Hwasung CJ Co. Ltd	REPUBLIC OF KOREA	In communication
Gold	Korea Metal Co. Ltd	KOREA, REPUBLIC OF	In communication
Gold	SAMWON METALS Corp.	KOREA, REPUBLIC OF	In communication
Gold	Torecom	KOREA, REPUBLIC OF	In communication
Tin	CNMC (Guangxi) PGMA Co. Ltd.	CHINA	In Communication
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	In communication
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM	In communication
Tungsten	Wolfram Company CJSC	RUSSIAN FEDERATION	In communication
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	Outreach Required

12
Enphase Energy, Inc. 2014 Conflict Minerals Report

Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	Outreach Required
Gold	Bauer Walser AG	GERMANY	Outreach Required
Gold	Caridad	MEXICO	Outreach Required
Gold	Daejin Indus Co. Ltd	KOREA, REPUBLIC OF	Outreach Required
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA	Outreach Required
Gold	Doduco	GERMANY	Outreach Required
Gold	FSE Novosibirsk Refinery	RUSSIAN FEDERATION	Outreach Required
Gold	Gansu Seemine Material Hi-Tech Co Ltd	CHINA	Outreach Required
Gold	Guangdong Jinding Gold Limited	CHINA	Outreach Required
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA	Outreach Required
Gold	Hunan Chenzhou Mining Group Co., Ltd.	CHINA	Outreach Required
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	CHINA	Outreach Required
Gold	Jiangxi Copper Company Limited	CHINA	Outreach Required
Gold	JSC Uralelectromed	RUSSIAN FEDERATION	Outreach Required
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN	Outreach Required
Gold	Lingbao Jinyuan Tonghui Refinery Co. Ltd.	CHINA	Outreach Required
Gold	Luoyang Zijin Yinhui Metal Smelt Co Ltd	CHINA	Outreach Required
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	Outreach Required
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	Outreach Required
Gold	OJSC Kolyma Refinery	RUSSIAN FEDERATION	Outreach Required
Gold	Penglai Penggang Gold Industry Co Ltd	CHINA	Outreach Required
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	Outreach Required
Gold	So Accurate Group, Inc.	UNITED STATES	Outreach Required
Gold	So Accurate Refing Group*	UNITED STATES	Outreach Required
Gold	So Accurate Refing Group*	UNITED STATES	Outreach Required
Gold	The Great Wall Gold and Silver Refinery of China	CHINA	Outreach Required
Gold	Tongling nonferrous Metals Group Co., Ltd	CHINA	Outreach Required
Gold	Yunnan Copper Industry Co Ltd	CHINA	Outreach Required
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	Outreach Required
Gold	Zijin Mining Group Co. Ltd	CHINA	Outreach Required
Tantalum	Shanghai Jiangxi Metals Co. Ltd	CHINA	Outreach Required
Tin	Coopersanta*	BRAZIL	Outreach Required
Tin	CV Makmur Jaya	INDONESIA	Outreach Required
Tin	Estanho de Rondônia S.A.	BRAZIL	Outreach Required
Tin	Gejiu Zi-Li	CHINA	Outreach Required
Tin	Huichang Jinshunda Tin Co. Ltd	CHINA	Outreach Required
Tin	Jean Goldschmidt International*	BELGIUM	Outreach Required
Tin	Linwu Xianggui Smelter Co	CHINA	Outreach Required
Tin	Metallic Resources Inc*	UNITED STATES	Outreach Required

13
Enphase Energy, Inc. 2014 Conflict Minerals Report

Tin	Novosibirsk Integrated Tin Works	RUSSIAN FEDERATION	Outreach Required
Tin	PT Alam Lestari Kencana	INDONESIA	Outreach Required
Tin	PT Babel Surya Alam Lestari	INDONESIA	Outreach Required
Tin	PT Bangka Kudai Tin	INDONESIA	Outreach Required
Tin	PT Bangka Timah Utama Sejahtera	INDONESIA	Outreach Required
Tin	PT Fang Di MulTindo	INDONESIA	Outreach Required
Tin	PT HANJAYA PERKASA METALS	INDONESIA	Outreach Required
Tin	PT HP Metals Indonesia	INDONESIA	Outreach Required
Tin	PT Koba Tin	INDONESIA	Outreach Required
Tin	PT Pelat Timah Nusantara Tbk	INDONESIA	Outreach Required
Tin	PT Supra Sukses Trinusa	INDONESIA	Outreach Required
Tin	PT Tommy Utama	INDONESIA	Outreach Required
Tin	PT Yinchendo Mining Industry	INDONESIA	Outreach Required
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	CHINA	Outreach Required
Tungsten	Jiangxi Richsea New Materials Co., Ltd.	CHINA	Outreach Required

*	Smelters not listed as CFSI’s known smelters and refiners

14
Enphase Energy, Inc. 2014 Conflict Minerals Report